Exhibit 10.1
SETTLEMENT AGREEMENT AND RELEASE
This settlement agreement and release (the “Settlement Agreement and Release”) dated as of July 15, 2009, is made by and between ION Media Networks, Inc. (“ION”) and RHI Entertainment Distribution, LLC (“RHI”).
WHEREAS, ION and RHI are parties to that certain license agreement, dated December 1, 2007 (the “Agreement”), pursuant to which RHI licensed to ION certain programs for broadcast on ION’s television network, and ION provided to RHI the exclusive right to air such programming during certain time periods on ION’s television network, on the terms and conditions set forth therein;
WHEREAS, on May 19, 2009, ION and certain of its affiliates (collectively, the “Debtors”) each filed a petition under chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”);
WHEREAS, on June 8, 2009, ION commenced an adversary proceeding against RHI in the Bankruptcy Court (Adv. Pro. No. 09-01268 (JMP) (referred to herein as the “Lawsuit”), alleging that RHI breached the Agreement in a number of respects;
WHEREAS, RHI denies the allegations in the Complaint and intends to assert certain affirmative defenses and counterclaims against ION;
WHEREAS, following the commencement of the Lawsuit, ION and RHI engaged in settlement communications concerning the alleged breach of the Agreement by RHI as well as certain claims that RHI allegedly believes it has against ION; and
WHEREAS, the signatories to this Settlement Agreement and Release desire to resolve fully and finally all of the disputes and claims they have or may have that arise out of or relate in any way to the Agreement, the Lawsuit, and each party’s claims against the other, without any admission of liability or wrongdoing;
NOW, THEREFORE, in consideration of the promises herein made and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is hereby mutually agreed as follows:
1.	This Settlement Agreement and Release will become effective on the date (the “Effective Date”) that is two (2) business days following the date on which the Bankruptcy Court enters an order approving this Settlement Agreement and Release, provided RHI has made the Settlement Payment provided for in paragraph 2 below. If the Bankruptcy Court declines to approve this Settlement Agreement and Release, then the entire Settlement Agreement and Release shall be null and void.

2.	In consideration of the rights and releases herein granted, RHI shall pay Two Million Five Hundred Thousand Dollars ($2,500,000) to ION (the “Settlement Payment”) no later than the Effective Date by wire transfer to an account designated in writing by ION. The Settlement Payment is made in compromise of all amounts allegedly owed by each party to the other pursuant to the Agreement, including all Annual Minimum Guarantee payments (as defined in the Agreement), accounts receivable for cumulative advertising sales, and certain minimum advertising, marketing and promotion expenditures in connection with RHI Programming.

ION will be solely responsible for any and all tax liabilities associated with the Settlement Payment, and RHI makes no representation or warranty of any kind regarding same.

3.	RHI and ION will retain for their own accounts all monies they have collected from advertising sales under the Agreement through and including June 30, 2009. Any monies collected by RHI from advertising sales under the Agreement after June 30, 2009 but prior to the Effective Date, will be paid by RHI to ION on the Effective Date. All such monies collected by RHI during any calendar month after the Effective Date (including any checks dated prior to, but received after, June 30, 2009) will be paid to ION no later than the 15th day of the month following the calendar month in which the money was collected. ION shall continue to retain for its own account any monies it collects from advertising sales under the Agreement after June 30, 2009.

4.	RHI and ION hereby acknowledge and agree that, as of the Effective Date, and following payment of the Settlement Payment, the Agreement shall be terminated and of no further force or effect and neither shall have any further obligation to the other in connection therewith. For the avoidance of doubt, as of the Effective Date, RHI, subject to the payment of the Settlement Payment, shall have no further obligation whatsoever under the Agreement, including to: (i) provide any RHI Programming (as defined in the Agreement) to ION; (ii) pay any Annual Minimum Guarantee or other payment to ION (except as provided in paragraph 3 above); (iii) spend any amount for “off network” marketing, advertising or promotion in connection with RHI Programming; (iv) spend or cause a third party to spend any amount for “on network” advertising, marketing or promotion in connection with RHI Programming; or (v) with respect to any remaining advertising sales “liability” resulting from audience delivery shortfalls, provide Audience Deficiency Units (“ADU’s”) or other methods such as “cash back” payments to advertisers who purchased RHI Programming Time Period advertising inventory.

5.	For the avoidance of doubt, as of the Effective Date, ION shall have no further obligation or right to telecast or otherwise exploit RHI Programming. On or before the Effective Date, ION, at its sole cost and expense, shall return to

RHI all masters, sub-masters and other such materials in its possession or control related to RHI Programming.

6.	(a) Except for claims to enforce the terms of, or for any breaches of the warranties and representations set forth in, this Settlement Agreement and Release, and in consideration of the Settlement Payment, the sufficiency of which is hereby acknowledged by ION, and of the covenants set forth herein, ION, and each of the Debtors, on behalf of themselves and their respective past, present or future general partners, limited partners, predecessors-in-interest, successors-in-interest, administrators, parents, owners, officers, shareholders, directors, employees, representatives, licensees, subsidiaries (whether wholly, partially or indirectly owned), affiliates, divisions, entities, related entities, agents, attorneys and assigns and each of their respective successors and assigns (hereinafter collectively the “ION Parties”) hereby release and discharge RHI, and its past, present or future general partners, limited partners, predecessors-in-interest, successors-in-interest, administrators, parents, owners, officers, shareholders, directors, employees, representatives, licensees, subsidiaries (whether wholly, partially or indirectly owned), affiliates, divisions, entities, related entities, agents, attorneys and assigns and each of their respective successors and assigns (hereinafter collectively the “RHI Parties”) from any and all liabilities, actions, claims, causes of action, lawsuits (including, without limitation, the Lawsuit), debts, dues, sums of money, accounts, reckonings, bills, covenants, contracts, controversies, agreements, obligations, promises, judgments and demands, whatsoever, whether known or unknown, contingent or vested, in law or equity, that the ION Parties ever had, now have or hereafter can, shall or may have from the beginning of time through and including the Effective Date against the RHI Parties, arising out of, in connection with, or relating in any way to the Agreement, the negotiation, execution or delivery thereof, or the transactions, events or occurrences that are the subject matter of the Lawsuit or any claim or allegation that was or could have been made in the Lawsuit.

(b) Except for claims to enforce the terms of, or for any breaches of the warranties and representations set forth in, this Settlement Agreement and Release and of the covenants set forth herein, RHI, on behalf of itself and its respective past, present or future general partners, limited partners, predecessors-in-interest, successors-in-interest, administrators, parents, owners, officers, shareholders, directors, employees, representatives, licensees, subsidiaries (whether wholly, partially or indirectly owned), affiliates, divisions, entities, related entities, agents, attorneys and assigns and each of their respective successors and assigns hereby release and discharge ION, each of its Debtors, and each of their past, present or future general partners, limited partners, predecessors-in-interest, successors-in-interest, administrators, parents, owners, officers, shareholders, directors, employees, representatives, licensees, subsidiaries (whether wholly, partially or indirectly owned), affiliates, divisions, entities, related entities, agents, attorneys and assigns from any and all liabilities, actions, claims, causes of action, lawsuits (including, without limitation, the Lawsuit), debts, dues, sums of money, accounts, reckonings, bills, covenants, contracts, controversies, agreements, obligations, promises, judgments and demands, whatsoever, whether known or unknown, contingent or vested, in law or equity, that the RHI Parties ever had, now have or hereafter can, shall or may have from the beginning of time through and including the Effective Date against the ION Parties, arising out of, in connection with, or relating in any way to the Agreement, the negotiation, execution or delivery thereof, or the transactions, events or occurrences that are the subject matter of the Lawsuit or any claim or allegation that was or could have been made in the Lawsuit or in any counterclaim therein.

7.	Within five (5) business days following the Effective Date, counsel for ION and RHI shall execute and file with the Court a Stipulation of Dismissal, dismissing the Lawsuit with prejudice. In addition to the Stipulation of Dismissal, the parties to this Settlement Agreement and Release shall prepare, execute and/or file with the Court any and all other documents that may be necessary to effectuate the dismissal of the Lawsuit and the approval of this Settlement Agreement and Release by the Bankruptcy Court. In the event that RHI or any of its affiliates commences a case under chapter 11 of the Bankruptcy Code within ninety (90) days after the Effective Date and the bankruptcy court having jurisdiction over any RHI chapter 11 case determines that the Settlement Payment is subject to avoidance pursuant to chapter 5 of the Bankruptcy Code, ION’s original claims and RHI’s counterclaims and affirmative defenses shall be reinstated in full for purposes of RHI’s chapter 11 case, and all of ION’s and RHI’s rights with respect to the Agreement and the Lawsuit shall be unaltered as a result of this Settlement Agreement and Release.

8.	Neither RHI nor ION will make any public statements regarding the Lawsuit or this Settlement Agreement and Release other than to say — if asked — that the parties “have resolved their differences amicably.” The provisions of this Settlement Agreement and Release: (a) have not been and may not be cited by any party hereto as an admission of any issue of fact or law; and (b) have not been and may not be used for advertising or promotional purposes. Nothing in this Settlement Agreement and Release shall prevent the parties from filing public documents required to fulfill their disclosure or other legal obligations.

9.	Neither RHI nor ION will make any disparaging comments about the other for a period of one year from the Effective Date.

10.	Each party hereto warrants and represents that it has all necessary authority to enter into this Settlement Agreement and Release and to perform all of its obligations under this Settlement Agreement and Release.

11.	This Settlement Agreement and Release is binding upon and shall inure to the benefit of the licensees, representatives, employees, transferees, affiliates, divisions, entities, related entities, subsidiaries, parent corporations, successors and/or assigns of the parties hereto. Notwithstanding the foregoing, ION, on behalf of itself and the ION Parties, represents that it has not heretofore assigned or otherwise transferred any claim, demand, or cause of action that is the subject of this Settlement Agreement and Release.

12.	This Settlement Agreement and Release shall be governed by the laws of the State of New York applicable to contracts made or to be performed in New York, without regard to its conflicts of law principles. All parties consent to the sole and exclusive personal jurisdiction and venue in any federal or state court located in the County of New York, and agree that all disputes or litigation arising out of and/or regarding this Settlement Agreement and Release shall be submitted to and determined by said courts.

13.	All notices under this Settlement Agreement and Release shall be provided by mail, with a contemporaneous copy by e-mail, and addressed as follows:
If to ION:
ION Media Networks, Inc.
601 Clearwater Park Road
West Palm Beach, Florida 33401
Attn: Brandon Burgess, CEO
With a copy to:
Joshua Sussberg
Kirkland & Ellis LLP
601 Lexington Ave.
New York, NY 10022
If to RHI:
RHI Entertainment Distribution, LLC
1325 Avenue of the Americas, 21st Floor
New York, NY 10019
Attn: Henry S. Hoberman
Executive Vice President, General Counsel
& Secretary
With a copy to:
James Quinn
David Lender

Weil, Gotshal & Manges
767 Fifth Ave.
Suite 3301
New York, NY 10153
14.	If any provision of this Settlement Agreement and Release shall be determined by a court of competent jurisdiction to be invalid or unenforceable, such determination shall not affect the remaining provisions of this Settlement Agreement and Release, all of which shall remain in full force and effect.

15.	This Settlement Agreement and Release embodies the full, complete and entire agreement and understanding of the parties of all of the terms and conditions with respect to the matters discussed and supersedes any prior or contemporaneous verbal or written discussions. It is expressly understood and agreed that this Settlement Agreement and Release may not be altered, amended, modified, superseded, terminated, canceled, renewed, extended or otherwise changed in any respect whatsoever except by a written instrument duly executed by the undersigned.

16.	This Settlement Agreement and Release shall be deemed to have been written jointly by the parties. Ambiguities shall not be construed against the interest of any party because that party drafted all or any part of this Settlement Agreement and Release.

17.	The parties to this Settlement Agreement and Release represent that they have read this Settlement Agreement and Release and know and understand its contents. The parties understand and expressly agree that this Settlement Agreement and Release has been freely and voluntarily entered into and that no oral or written representations or promises of any kind, unless specifically contained in this Settlement Agreement and Release, have been made or relied upon by any of the parties. The parties acknowledge that they have had the benefit of the advice of legal counsel before executing this Settlement Agreement and Release.

18.	The persons signing this Settlement Agreement and Release on behalf of the parties hereby represent and warrant that they are duly authorized to execute this Settlement Agreement and Release on behalf of the entities for which they have signed, and that this Settlement Agreement and Release is legal, valid and binding on the entities on whose behalf they have signed.
19.	The representations, warranties and covenants contained in this Settlement Agreement and Release or in any other document delivered hereunder shall survive the execution of this Settlement Agreement and Release.

20.	No breach of any provision hereof can be waived unless in writing signed by the waiving party. Waiver of any one breach of any provision hereof shall not be deemed to be a waiver of any other breach of the same or any other provision hereof.

21.	This Settlement Agreement and Release is the result of a compromise and shall not at any time for any purpose be construed by the parties, their attorneys, or anyone else as an admission by either party of any liability or responsibility for any damages allegedly suffered by the other, and the parties further acknowledge that they specifically disclaim any liability or responsibility for such damages.

22.	The parties may execute this Settlement Agreement and Release in separate counterparts, each of which shall be deemed an original instrument as against the party who has signed it. Each party’s signature at the bottom hereof will signify acceptance of, and agreement to, the terms and provisions contained herein. Facsimile copies of this Settlement Agreement and Release shall have the same force and effect as originals.
IN WITNESS WHEREOF, the parties hereto have executed this Settlement Agreement and Release on the date written below.

ACCEPTED AND AGREED:

ION MEDIA NETWORKS, INC.

By:	/s/ Jeffrey J. Quinn

Its:	Vice President & Treasurer

Date: 7/15/09

RHI ENTERTAINMENT DISTRIBUTION, LLC

By:	/s/ Henry S. Hoberman

Its:	Henry S. Hoberman
Exec. V.P., General Counsel & Secretary

Date:	July 15, 2009